UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/11/2008

DRUGSTORE.COM, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-26137

DE	043416255
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

411 108th Ave NE
Suite 1400
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

(425) 372-3200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)        On February 11, 2008, the compensation committee of the board of directors of drugstore.com, inc. approved the following salaries for 2008 for Dawn Lepore, our president and chief executive officer, There du Pont, our senior vice president, operations and chief financial officer, and Luke Friang, our vice president, chief information officer.

Dawn Lepore, President and CEO - $450,000

There du Pont, Senior VP, Operations and CFO - $300,000
Luke Friang, Vice President, Chief Information Officer - $224,000

The committee granted to Mr. Friang a non-statutory stock option to purchase 75,000 shares of the company's common stock at an exercise price equal to the closing price of the company's common stock on February 15, 2008 in accordance with the terms of the company's 1998 Stock Plan. Mr. Friang's option will vest over a four-year period with 20% of the total number of options vesting six months from the date of grant and the remaining options vesting in equal installments at the end of each calendar quarter thereafter until all options are fully vested.

The committee also approved an incentive bonus plan under which these officers may receive cash bonuses for fiscal year 2008 based on the individual's performance, the achievement by drugstore.com of certain net revenue, adjusted EBITDA and net income objectives, and the recommendation of the compensation committee or the board. The compensation committee established specific progressive net revenue and adjusted EBITDA targets at which executive officers would receive an increasing percentage, ranging from 0% of his or her target bonus amount, if we fail to meet the thresholds, to 140%, if we vastly exceed our expected performance for the year. The compensation committee reserved the right, and authorized Ms. Lepore with respect to executive officers other than herself, to exercise discretion in determining the final amounts to be paid under the bonus plan.

The officer's target bonus level is a factor of his or her position and responsibilities. Under the new plan, Ms. Lepore is eligible to receive a target bonus of up to 150% of her 2008 salary, Mr. du Pont is eligible to receive a target bonus of up to 60% of his 2008 salary, and Mr. Friang is eligible to receive a target bonus of up to 35% of his 2008 salary.

In addition to the incentive bonus plan, the compensation committee approved a supplemental bonus pool equal to 50% of the adjusted EBITDA that the company recognizes (in accordance with U.S. generally accepted accounting principles) in fiscal 2008 in excess of its budgeted adjusted EBITDA target of $22 million, up to a maximum pool amount of $1 million. No payment will be made out of this supplemental bonus pool unless the company's net income (according to GAAP) is positive for fiscal 2008.

The amount allocated from the supplemental bonus pool to individual officers will be subject to the discretion of the compensation committee, and the chief executive officer for officers other than the chief executive officer. The compensation committee and the chief executive officer will base such allocations on a number of factors, including the officer's individual performance, annual bonus target percentage under the incentive bonus plan, and eligible compensation. Subject to the discretion of the compensation committee and the chief executive officer, an officer will only be eligible for a bonus payment from the supplemental bonus pool if that officer is an employee of drugstore.com as of the bonus payment date.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC.

Date: February 15, 2008	By:	/s/ Yukio Morikubo
Yukio Morikubo
Vice President, Strategy and General Counsel